Exhibit 10.1

EMPLOYMENT TERMINATION AND RELEASE AGREEMENT

This Employment Termination and Release Agreement (the “Agreement”) is entered into as of November 18, 2015 by and between Robert W. Peabody (“Executive”) and BioTime, Inc. (“Company”).

Recitals

A.            Executive has been employed by the Company as Senior Vice President and Chief Financial Officer.

B.            In connection with the Company hiring a new Chief Financial Officer, Executive has been informed of a material reduction in his duties and therefore the termination without cause provision in his exiting employment agreement will be exercised.

C.            Executive will resign his position with the Company in exchange for the benefits provided in his employment contract for termination without cause, contingent upon execution of an acceptable consulting agreement with the Company and execution of this Employment Termination and Release Agreement.

D.            The Company and Executive are entering into a consulting agreement pursuant into which the Company will engage Executive as a consultant but not an employee of the Company.

E.            The parties wish to provide for a resolution of any claim that Executive may have against the Company as condition to the implementation of the consulting agreement between Executive and the Company.

Based on these recitals, the parties agree as follows:

Agreement

1.             Severance Arrangements.

(a)            Executive has resigned from the Company and agrees that his employment with by the Company has terminated effective at the close of business on November 18, 2015.  Executive agrees that he has been paid in full for all salary, wages, contractual bonus payments, accrued sick leave, accrued vacation, and other compensation owed by the Company pursuant to his existing employment agreement.  Executive acknowledges and agrees that he is entitled to receive no other payments, benefits, or compensation from Company for services as an employee and officer of the Company other than the severance benefits under Section 5(a)(ii) of his Employment Agreement with the Company. Executive also agrees to promptly resign as a director of those BioTime direct and indirect subsidiaries as BioTime may request.

(b)            Pursuant to his Employment Agreement, fifty percent (50%) of the then unvested shares subject to all outstanding stock options granted by the Company shall vest.  The Company agrees that the unvested stock options granted to Executive by the Company shall continue to vest on a monthly basis during the term of his employment by LifeMap Solutions, Inc. or the term of the Consulting Agreement referenced in Section 2 of this Agreement, and the balance remaining unvested on the anniversary date of this Agreement shall then vest if Executive has completed one full year of employment by LifeMap Solutions or has provided consulting services under the Consulting Agreement through such date.  The Company’s subsidiaries Asterias Biotherapeutics, Inc., OncoCyte Corporation, OrthoCyte Corporation, and ReCyte Therapeutics, Inc. will agree to allow any options that have been granted to Executive to continue to vest notwithstanding the termination of his employment by the Company and such subsidiaries, and the period during which the Executive may exercise the options granted by the Company and such subsidiaries during his lifetime after termination of his employment shall be the applicable expiration date of the applicable option.

2.             Consulting Agreement.  The Company and Executive have entered into the Consulting Agreement attached as Exhibit A, the effectiveness of which is conditioned upon Executive executing this Agreement.

3.             Tax.  Executive shall be responsible for the payment of all income taxes arising from any exercise of his stock options and sale of the common shares.

4.             Release.  Executive, on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges Company and Company’s former, current or future officers, directors, employees, agents, fiduciaries, shareholders, insurers, and benefit plans from any and all claims, liabilities, causes of action, damages, losses, demands or obligations (“Claims”) of every kind and nature, whether now known or unknown, suspected or unsuspected, which Executive ever had, now has, or hereafter may have by reason of any act, omission, transaction, practice, conduct, or matter of any kind whatsoever, relating to or based upon, in whole or in part, Executive’s employment or termination of employment with the Company.  This release and discharge includes, but is not limited to, all Claims arising under federal, state and local statutory or common law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, Claims for wrongful discharge under any public policy or any policy of the Company, Claims for breach of fiduciary duty, and the laws of contract and tort, and any Claim for attorney’s fees.  Executive promises never to file a lawsuit or assist in or commence any action asserting any Claims released hereunder.

5.             Known or Unknown Claims.  Executive understands and expressly agrees that the provisions of Sections 4 and 5 of this Agreement extend to all Claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of the Company and its officers, directors, employees, agents, fiduciaries, shareholders, insurers, and benefit plans, whether or not Executive knows or believes he may have any Claims.  Executive hereby WAIVES any and all rights granted to Executive under Section 1542 of the California Civil Code or any analogous state law or federal law or regulations.  Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6.             No Disparagement.  Executive agrees not to disparage Company or any of its officers, employees, agents or representatives and will not knowingly say or do anything that would have an adverse impact on Company.

7.             Dispute.  Should a dispute arise concerning this Agreement or its performance, such dispute shall be resolved, at the election of the party seeking to enforce the Agreement, either by court action, or by binding arbitration administered by JAMS under its applicable dispute resolution rules.  If arbitration is initiated, the arbitration shall be held in San Francisco or Oakland, California.

8.             Construction.  This Agreement shall be construed and enforced in accordance with the laws of the State of California.

9.             Attorneys’ Fees.  Should any action be brought by any party to this Agreement to enforce any provision of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees and costs and expenses of litigation or arbitration.

10.          Integration.  This Agreement constitutes an integration of the entire understanding and agreement of the parties with respect to the matters referred to in this Agreement.  Any representation, warranty, promise or condition, whether written or oral, between the parties with respect to the matters referred to in this Agreement which is not specifically incorporated in this Agreement shall not be binding upon any of the parties hereto and the parties acknowledge that they have not relied, in entering into this Agreement, upon any representations, warranties, promises or conditions not specifically set forth in this Agreement.  No prior or contemporaneous oral or written understanding, covenant, or agreement between the parties, with respect to the matters referred to in this Agreement, shall survive the execution of this Agreement.  This Agreement may be modified only by a written agreement executed by both parties hereto.

11.          Successors and Assigns.  This Agreement shall be binding on, and shall inure to the benefit of, Executive and the Company and their respective heirs, executors, successor and assigns.  The provisions of Sections 4 and 5 shall also inure to the benefit of the Company’s former, current and future officers, directors, employees, agents, fiduciaries, shareholders, insurers, and benefit plans, and their respective heirs, executors, successors, and assigns.

12.          Construction.  The language of this Agreement shall be construed as to its fair meaning and not strictly for or against either party.

13.          Counterparts.  This Agreement may be executed in counterparts and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original and all counterparts taken together shall constitute one and the same Agreement, which shall be binding and effective as to all parties.

14.          Headings.  Headings in this Agreement are for convenience of reference only and are not a part of the substance hereof.

IN WITNESS WHEREOF the parties have entered into this Agreement as of the date first above written.

Executive
/s/Robert W. Peabody
Robert W. Peabody

Company

BioTime, Inc.

By:	/s/Adi Mohanty
Adi Mohanty
Title: Co-Chief Executive Officer

EXHIBIT A

CONSULTING AGREEMENT